Church & Dwight Co., Inc.

News Release

Contact:
Rick Dierker
Chief Financial Officer
609-806-1200

CHURCH & DWIGHT REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS

Q4 NET SALES, EPS AND CASH FROM OPERATIONS EXCEED OUTLOOK

2025 OUTLOOK: 3 to 4% NET SALES GROWTH, 7 to 8% ADJUSTED EPS GROWTH

ANNOUNCES 4% DIVIDEND INCREASE

2024 Fourth Quarter Results	2024 Full Year Results
• Net Sales growth +3.5%: Domestic +2.7%, Int’l +10.2%, SPD -6.6% • Organic sales +4.2%: Domestic +2.7%, Int’l +9.6%, SPD +10.3%¹ • Adjusted Gross Margin Flat¹ • Reported EPS $0.76, Adjusted EPS $0.77¹	• Net Sales growth +4.1%; Organic Sales +4.6%¹ • Adjusted Gross Margin +110 bps¹ • Reported EPS $2.37, Adjusted EPS $3.44¹ • Cash from operations $1.156 billion

EWING, NJ, January 31, 2025 – Church & Dwight Co., Inc. (NYSE: CHD) today announced the Company exceeded its outlook with stronger than expected sales growth. Full year 2024 net sales increased 4.1% to $6,107.1 million, ahead of the Company’s outlook of approximately 3.5% growth. The Company drove strong consumer demand across its portfolio and geographies in 2024. Organic sales increased 4.6% due to higher volume of 3.3% and positive pricing and mix of 1.3%.

Matthew Farrell, Chief Executive Officer, commented, “We are thrilled to deliver another year of strong results. Our outstanding full year 2024 results reflect the strength of our brands, the success of our new products, and our continued focus on execution. Volume was the primary driver of organic growth, which we expect to continue in 2025. Marketing as a percentage of sales increased 50 basis points driving consumption and share gains. Global online sales grew to 21.4% of total consumer sales in 2024. Finally, the combination of strong sales, margin expansion, and efficient working capital management resulted in strong cash flow generation, with over $1.1 billion of cash from operations in 2024. The investments we have made behind our brands position the Company well for the future.

“For the full year, all three of our businesses delivered strong organic growth. The Domestic Division grew 3.5% organically with five of our seven power brands growing share. Organic growth in the International Division was 9.0%, driven by growth in both our country subsidiaries and our Global Markets Group. Our Specialty Products Division grew organic sales 7.1%.”

Reported gross margin expanded by 160 basis points and adjusted gross margin expanded by 110 basis points in 2024 with productivity, pricing, volume, and strong contributions from higher margin acquisitions more than offsetting inflation. Higher sales and gross margin expansion resulted in adjusted pretax income growth for 2024 of 10.1%.

Full year EPS was $2.37, a decrease of 22.3% compared to 2023 reported EPS, primarily due to non-cash asset impairment charges in our vitamin business. Full year 2024 Adjusted EPS was $3.44, an increase of 8.5%

compared to 2023 Adjusted EPS. Full year Adjusted EPS exceeded the Company’s outlook of 8%, driven by higher sales.

Q4 net sales were $1,582.0 million, a $54.0 million or 3.5% increase compared to net sales in Q4 2023. This exceeded the Company’s outlook of 1.5% to 2.5% growth. Organic sales increased 4.2%, exceeding the Company’s outlook of 2% to 3%, driven by 3.0% from higher volume and 1.2% from positive price and product mix. Reported EPS for Q4 was $0.76, a 22.6% increase. Adjusted EPS in Q4 was $0.77 compared to $0.65 in Q4 2023, an 18.5% increase.

Fourth Quarter Review

Consumer Domestic net sales were $1,225.7 million, a $32.7 million or 2.7% increase driven by household and personal care sales growth. Organic sales increased 2.7% due to volume (+2.0%) and price and product mix (+0.7%). Growth was led by ARM & HAMMER™ liquid laundry detergent, HERO™ acne products, THERABREATH™ mouthwash, partially offset by declines in the vitamin business and SPINBRUSH™.

Consumer International net sales were $285.1 million, a $26.3 million or 10.2% increase. Organic sales increased 9.6% due to a combination of higher volume (+7.1%) and price and product mix (+2.5%). Growth was led by HERO, OXICLEAN™ and THERABREATH.

Specialty Products net sales were $71.2 million, a $5.0 million or a 6.6% decrease reflecting the exit of the Megalac business in Q1 2024 and the food safety business in Q2 2024. Organic sales increased 10.3% due to a combination of higher volume (+5.3%) and price and product mix (+5.0%). The strong growth was partially due to softness in the bulk sodium bicarbonate business in Q4 2023.

Gross margin increased 10 basis points to 44.7%. Adjusted gross margin was 44.6%, flat to Q4 2023 with improved productivity, the benefit of higher volumes and mix and higher margin acquisitions being offset by the impact of higher manufacturing costs.

Marketing expense was $207.9 million, an $11.1 million decrease versus year ago due to quarterly phasing in 2023. Consistent with prior years, we made incremental investments behind our brands which drove consumption and share growth.

Selling, general, and administrative expense (SG&A) was $243.3 million, including $3.1 million of charges related to restricted stock that was issued for the 2022 HERO acquisition. Adjusted SG&A was $240.2 million1 or 15.2% of net sales, a 40 basis point decrease versus prior year.

Income from Operations was $256.7 million, an increase of 18.8% driven by higher sales and gross margin.

Other Expense decreased $17.3 million inclusive of lower interest expense and higher interest income.

The effective tax rate increased to 25.2% compared to 21.3% in Q4 2023. On an adjusted basis the tax rate was 24.9% compared to a rate of 20.5% in Q4 20231. The rate is higher primarily attributable to onetime non-recurring tax items.

Operating Cash Flow

For the full year 2024, cash from operations was $1.16 billion, an increase of $125.6 million due to higher cash earnings and improvements in working capital. Capital expenditures for the full year were $179.8 million, a $43.7 million decrease from the prior year as we completed major capacity expansion projects.

At December 31, 2024, total debt was $2.2 billion and cash on hand was $964.1 million, which provides liquidity and flexibility as we continue to pursue acquisitions.

4% Dividend Increase

Consistent with the Company’s capital allocation strategy, the Company’s Board of Directors declared a 4% increase in the quarterly dividend from $0.28375 to $0.295 per share, equivalent to an annual dividend of $1.18 per share. This raises the annual dividend payout from $277 million to approximately $287 million. The quarterly dividend will be payable March 3rd, 2025, to stockholders of record at the close of business on February 14th, 2025. This is the 29th consecutive year in which the Company has increased the dividend. The Company has paid a consecutive quarterly dividend for 124 years.

Mr. Farrell commented, “Our dividend increase reflects the Company’s desire for stockholders to benefit from our strong cash generation and reflects our confidence in continuing our strong performance. We once again expect strong cash generation in 2025. Our robust cash flow enables us to return cash to our stockholders while maintaining significant financial flexibility to aggressively pursue acquisitions and invest in our business.”

2025 New Products

Mr. Farrell commented, “Product innovation continues to be a big driver of our success and we are excited about our new product launches. In 2025, we expect new product launches to continue to drive a significant increase in net sales as we lead with innovation in a number of key categories.

ARM & HAMMER™ Laundry launched POWER SHEETS™ Laundry Detergent online in August 2023 and was the first major brand in the US to offer a detergent sheet. POWER SHEETS™ quickly became a top 2 selling brand in the Detergent Sheets Category on Amazon in 2024 and is expanding nationally in 2025. This innovative laundry solution is effective, convenient, and eliminates plastic waste. In 2025, ARM & HAMMER POWER SHEETS™ is launching a dermatologist tested, FRAGRANCE-FREE variant that is free of dyes and perfumes.

ARM & HAMMER™ Laundry Deep Clean™ Liquid and Deep Clean™ Unit Dose Laundry Detergent, our most powerful ARM & HAMMER™ formula, is launching FREE & CLEAR, which has zero dyes, parabens, phosphates and fragrance. It is Skin Safe™ certified, and dermatologist tested, delivering trusted Arm & Hammer™ cleaning performance in a safe and gentle formulation.

BATISTE™, the global leader in dry shampoo, is launching an innovative new formula, BATISTE Light, to bring new users into the category. This lightweight dry shampoo leaves behind no residue for an invisible finish, a lighter feel on hair, and has soft, subtle scents.

HERO™, the #1 acne brand in the U.S., is entering the growing Body Care segment in 2025 with Mighty Patch Body. This new extra-large hydrocolloid patch addresses breakouts in areas such as the chest, back, and butt and is made with unique notches to help adhere to curved parts of the body.

VITAFUSION™ is focused on core multi vitamins in 2025 with a renovation across the line to improve the taste profile and consumer experience. In addition, VITAFUSION is launching Power Plus, a new line of differentiated multivitamins with 100% Daily Value of 10 nutrients and added ingredients such as choline and CoQ10. VITAFUSION is also expanding its assortment of sugar free options.

Outlook for 2025

Mr. Farrell stated, “We gained share in growing categories in 2024, driven by focused innovation, strong marketing, and effective promotional spending. The strength of our brands and the investments we have made give us confidence as we enter 2025. We remain focused on offering high quality products to consumers at the right value. This outlook reflects strong operating fundamentals including organic sales growth, volume growth, margin expansion and operating income growth.

“In 2025 we expect reported sales growth of approximately of 2.5% to 3.5% and volume driven organic sales growth of approximately 3-4%.¹ The sales outlook reflects a continued cautious view of the US consumer as inflationary pressures are unchanged and interest rates remain high. Full year gross margin is expected to expand approximately 25 basis points versus 2024 as we expect persistently elevated input costs to be offset by favorable mix, higher volume and productivity. Marketing as a percentage of sales is expected to exceed 11% of sales.

We expect SG&A as a percentage of sales to be lower versus 2024 while making investments for our future, especially ecommerce and International. Other expense for 2025 is expected to be approximately $50 million, compared to Adjusted Other expense of $55.6 million in 2024. Our tax rate is expected to be approximately 23% (adjusted tax rate of 22.7% in 2024).

“We expect full year reported EPS to increase approximately 53% to 55%. Our Adjusted EPS expectation for 2025 is 7% to 8% growth, inclusive of a 1% EPS drag related to currency. The Adjusted EPS range excludes a 1% impact from expenses related to an ERP upgrade project that will take place during 2025. The Adjusted EPS expectation also excludes the impact of changes in existing or introduction of new tariffs.

“Cash flow from operations is expected to be approximately $1.15 billion in line with our strong cash generation in 2024. We expect 2025 capital expenditures of approximately $130 million as we return to historical levels (approximately 2% of sales). We will pursue accretive acquisitions that meet our strict criteria, with an emphasis on fast-moving consumable products, similar to our last 3 acquisitions (ZICAM, THERABREATH, and HERO).

‘We expect EPS growth to be weighted towards the second half of 2025 as marketing spend is weighted to the first half in support of our innovation.

“For Q1, we expect reported sales growth of approximately 1% and organic sales growth of approximately 2%¹, flat gross margin and a higher quarterly tax rate. As a result, we expect Adjusted EPS of $0.90 per share, a decrease of 6% versus last year’s adjusted Q1 EPS.” ¹

¹ Organic Sales, Adjusted Gross Margin, Adjusted SG&A, Adjusted Income from Operations, Adjusted Other Income (Expense), Adjusted Tax Rate and Adjusted EPS are non-GAAP measures. See non-GAAP reconciliations included at the end of this release.

Church & Dwight Co., Inc. (NYSE: CHD) will host a webcast to discuss fourth quarter and year end 2024 results on January 31, 2025, at 12:00 p.m. (ET). The presentation will be broadcast online at https.//investor.churchdwight.com/investors/news-events. Click on Church & Dwight Co., Inc. 2025 Analyst Day to register for the webcast.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda. The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER®, TROJAN®, OXICLEAN®, SPINBRUSH®, FIRST RESPONSE®, NAIR®, ORAJEL®, XTRA®, L’IL CRITTERS® and VITAFUSION®, BATISTE®, WATERPIK®, ZICAM®, THERABREATH® and HERO®. For more information, visit the Company’s website.

Church & Dwight has a heritage of commitment to people and the planet. In the early 1900’s, we began using recycled paperboard for all packaging of household products. Today, virtually all our paperboard packaging is from certified, sustainable sources. In 1970, the ARM & HAMMER brand introduced the first nationally distributed,

phosphate-free detergent. That same year, Church & Dwight was honored to be the sole corporate sponsor of the first annual Earth Day. In 2023, our continued progress earned continued public recognition, including the Newsweek Magazine’s Americas Most Responsible and America’s Greenest Companies lists, the EPA’s Green Power Partnership-Top 100 list, the 2023 Wall Street Journal Management Top 250 List, the 2022/2023 Forbes Magazine: Americas Best Midsize Employer Award and the FTSE4Good Index Series, amongst others.

For more information, see the Church & Dwight 2023 Sustainability Report at:

https://churchdwight.com/responsibility/

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; gross margin changes; trade, marketing, and SG&A spending inflation; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions; and capital expenditures. Other forward-looking statements in this release may be identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “outlook,” “forecast,” “project,” “anticipate,” “to be,” “to make” or other comparable terms. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect. In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events), including those relating to the outbreak of contagious diseases; market volatility and impact on the economy (including contributions to recessionary conditions), resulting from global, nationwide or local or regional outbreaks or increases in infections, new variants, and the risk that the Company will not be able to successfully execute response plans; the impact of new legislation such as the U.S. CARES Act, the EU Medical Device Regulation, new cosmetic and device regulations in Mexico, and the U.S. Modernization of Cosmetic Regulation Act; the impact on the global economy of the Russia/Ukraine war and increased conflict in the Middle East, including the impact of export controls and other economic sanctions; potential recessionary conditions or economic uncertainty; the impact of continued shifts in consumer behavior, including accelerating shifts to on-line shopping; unanticipated increases in raw material and energy prices, including as a result of the Russia/Ukraine war, increased conflict in the Middle East or other inflationary pressures; delays and increased costs in manufacturing and distribution; increases in transportation costs; labor shortages; the impact of price increases for our products; the impact of inflationary conditions; the impact of supply chain and labor disruptions; the impact of severe or inclement weather on raw material and transportation costs; adverse developments affecting the financial condition of major customers and suppliers; competition; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space or on-line share of private label and retailer-branded products or other changes in the retail environment; impairment charges or other negative impacts to the value of the Company’s assets; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; the Company’s borrowing capacity and ability to finance its operations and potential acquisitions; higher interest rates; foreign currency exchange rate fluctuations; transition to, and shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs; increased or changing regulation regarding the Company’s products and its suppliers in the United States and other countries where it or its suppliers operate; market volatility; issues relating to the Company’s information technology and controls; the impact of natural disasters, including those related to climate change, on the Company and its customers and suppliers, including third party information technology service providers; integrations of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment in the countries where we do business.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws. You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information. Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(In millions, except per share data)	2024	2023	2024	2023
Net Sales	$1,582.0	$1,528.0	$6,107.1	$5,867.9
Cost of sales	874.1	846.7	3,317.0	3,279.4
Gross Profit	707.9	681.3	2,790.1	2,588.5
Marketing expenses	207.9	219.0	698.1	641.3
Selling, general and administrative expenses	243.3	246.2	927.8	889.8
Tradename and other asset impairments	0.0	0.0	357.1	0.0
Income from Operations	256.7	216.1	807.1	1,057.4
Equity in earnings of affiliates	1.9	0.6	9.1	8.7
Other income (expense), net	(5.5)	(21.5)	(59.9)	(98.7)
Income before Income Taxes	253.1	195.2	756.3	967.4
Income taxes	63.9	41.5	171.0	211.8
Net Income	$189.2	$153.7	$585.3	$755.6
Net Income per share - Basic	$0.77	$0.63	$2.39	$3.09
Net Income per share - Diluted	$0.76	$0.62	$2.37	$3.05
Dividends per share	$0.28	$0.27	$1.13	$1.09
Weighted average shares outstanding - Basic	245.2	244.6	244.4	244.9
Weighted average shares outstanding - Diluted	247.5	247.0	246.9	247.6

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Dec. 31, 2024	Dec. 31, 2023
Assets
Current Assets
Cash and Cash Equivalents	$964.1	$344.5
Accounts Receivable	600.8	526.9
Inventories	613.3	613.3
Other Current Assets	62.4	45.0
Total Current Assets	2,240.6	1,529.7
Property, Plant and Equipment (Net)	931.7	927.7
Equity Investment in Affiliates	11.1	12.0
Trade Names and Other Intangibles	2,888.5	3,302.3
Goodwill	2,433.2	2,431.5
Other Long-Term Assets	378.0	366.0
Total Assets	$8,883.1	$8,569.2
Liabilities and Stockholders’ Equity
Short-Term Debt	$0.0	$3.9
Current portion of Long-Term debt	0.0	199.9
Other Current Liabilities	1,315.9	1,218.2
Total Current Liabilities	1,315.9	1,422.0
Long-Term Debt	2,204.6	2,202.2
Other Long-Term Liabilities	1,001.8	1,089.6
Stockholders’ Equity	4,360.8	3,855.4
Total Liabilities and Stockholders’ Equity	$8,883.1	$8,569.2

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Twelve Months Ended
	December 31,	December 31,
(Dollars in millions)	2024	2023

Net Income	$585.3	$755.6

Depreciation and amortization	239.1	225.2
Deferred income taxes	(82.0)	(13.8)
Tradename and other asset impairments	357.1	0.0
Non-cash compensation	59.2	63.6
Other	5.7	9.3
Subtotal	1,164.4	1,039.9

Changes in assets and liabilities:
Accounts receivable	(81.5)	(97.4)
Inventories	2.0	38.5
Other current assets	(0.5)	10.4
Accounts payable	98.6	(58.1)
Accrued expenses	(1.1)	113.3
Income taxes payable	(7.1)	(1.8)
Other	(18.6)	(14.2)
Net cash from operating activities	1,156.2	1,030.6

Capital expenditures	(179.8)	(223.5)
Acquisition	(19.9)	0.0
Proceeds from sale of assets	6.6	0.0
Other	9.8	(10.8)
Net cash (used in) investing activities	(183.3)	(234.3)

Net change in long-term debt	(204.6)	(200.0)
Net change in short-term debt	(3.6)	(70.6)
Payment of cash dividends	(277.0)	(266.5)
Proceeds from stock option exercises	142.9	111.7
Purchase of treasury stock	0.0	(300.1)
Deferred financing and other	(1.1)	(0.1)
Net cash (used in) financing activities	(343.4)	(725.6)

F/X impact on cash	(9.9)	3.5

Net change in cash and cash equivalents	$619.6	$74.2

2024 and 2023 Product Line Net Sales

	Three Months Ended		Percent
	12/31/2024	12/31/2023	Change
Household Products	$654.8	$627.1	4.4%
Personal Care Products	570.9	565.9	0.9%
Consumer Domestic	$1,225.7	$1,193.0	2.7%
Consumer International	285.1	258.8	10.2%
Total Consumer Net Sales	$1,510.8	$1,451.8	4.1%
Specialty Products Division	71.2	76.2	-6.6%
Total Net Sales	$1,582.0	$1,528.0	3.5%

	Twelve Months Ended		Percent
	12/31/2024	12/31/2023	Change
Household Products	$2,584.3	$2,484.1	4.0%
Personal Care Products	2,148.0	2,087.1	2.9%
Consumer Domestic	$4,732.3	$4,571.2	3.5%
Consumer International	1,071.5	975.7	9.8%
Total Consumer Net Sales	$5,803.8	$5,546.9	4.6%
Specialty Products Division	303.3	321.0	-5.5%
Total Net Sales	$6,107.1	$5,867.9	4.1%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures. The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted Gross Margin:

This press release provides information regarding adjusted gross margin, namely gross margin calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year gross margin.

Adjusted Selling, General, and Administrative Expense (SG&A):

This press release also presents adjusted SG&A, namely, SG&A calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year SG&A expense.

Adjusted Income from Operations:

This press release also presents adjusted income from operations, namely income from operations calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year income from operations.

Adjusted Other Income (expense):

This press release also presents adjusted other income (expense), namely other income (expense) calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year other income (expense).

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 12/31/2024

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	3.5%	4.1%	2.7%	10.2%	-6.6%
Less:
Acquisitions	0.3%	0.4%	0.0%	2.0%	0.0%
Add:
FX / Other	0.2%	0.3%	0.0%	1.4%	0.0%
Divestitures	0.8%	0.0%	0.0%	0.0%	16.9%

Organic Sales Growth	4.2%	4.0%	2.7%	9.6%	10.3%

	Twelve Months Ended 12/31/2024

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	4.1%	4.6%	3.5%	9.8%	-5.5%
Less:
Acquisitions	0.1%	0.1%	0.0%	1.0%	0.0%
Add:
FX / Other	0.0%	0.0%	0.0%	0.2%	0.0%
Divestitures	0.6%	0.0%	0.0%	0.0%	12.6%

Organic Sales Growth	4.6%	4.5%	3.5%	9.0%	7.1%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	For the quarter ended December 31, 2024		For the quarter ended December 31, 2023		Change
		% of NS		% of NS
Adjusted Gross Margin Reconciliation
Gross Margin - Reported	$707.9	44.7%	$681.3	44.6%	10	bps
Tariff Ruling	(2.4)	-0.1%	0.0	0.0%	-10	bps
Gross Margin - Adjusted (non-GAAP)	$705.5	44.6%	$681.3	44.6%	0	bps

	For the year ended December 31, 2024		For the year ended December 31, 2023		Change
		% of NS		% of NS
Adjusted Gross Margin Reconciliation
Gross Margin - Reported	$2,790.1	45.7%	$2,588.5	44.1%	160	bps
Tariff Ruling	(31.7)	-0.5%	0.0	0.0%	-50	bps
Gross Margin - Adjusted (non-GAAP)	$2,758.4	45.2%	$2,588.5	44.1%	110	bps

	For the quarter ended December 31, 2024		For the quarter ended December 31, 2023		Change
		% of NS		% of NS
Adjusted SG&A Reconciliation
SG&A - Reported	$243.3	15.4%	$246.2	16.1%	-70	bps
Hero Restricted Stock	$(3.1)	-0.2%	(7.3)	-0.5%	30	bps
SG&A - Adjusted (non-GAAP)	$240.2	15.2%	$238.9	15.6%	-40	bps

	For the quarter ended December 31, 2024		For the quarter ended December 31, 2023		Change
Adjusted Income From Operations		% of NS		% of NS
Income From Operations - Reported	$256.7	16.2%	$216.1	14.2%	200	bps
Tariff Ruling	$(2.4)	-0.1%	0.0	0.0%	-10	bps
Hero Restricted Stock	$3.1	0.2%	7.3	0.5%	-30	bps
Income From Operations - Adjusted (non-GAAP)	$257.4	16.3%	$223.4	14.7%	160	bps

	For the quarter ended December 31, 2024		For the quarter ended December 31, 2023		Change
Adjusted Other Expense		% of NS		% of NS
Other income (expense), net	$(3.6)	-0.2%	$(20.9)	-1.4%	120	bps
Tariff Ruling	(0.2)	0.0%	0.0	0.0%	0	bps
Other income (expense) - Adjusted (non-GAAP)	$(3.8)	-0.2%	$(20.9)	-1.4%	120	bps

	For the quarter ended December 31, 2024		For the quarter ended December 31, 2023		Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.76		$0.62		22.6%
Hero Restricted Stock	0.01		0.03
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.77		$0.65		18.5%

	For the year ended December 31, 2024		For the year ended December 31, 2023		Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$2.37		$3.05		-22.3%
Tradename and other asset impairments	1.10		0.00
Tariff Ruling	(0.11)		0.00
Hero Restricted Stock	0.08		0.12
Diluted Earnings Per Share - Adjusted (non-GAAP)	$3.44		$3.17		8.5%

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	March 31, 2025	December 31, 2025
Reported Sales Growth	1.0%	3.0%
Acquisition	-0.2%	0.0%
Divestiture/Other	0.7%	0.0%
FX	0.5%	0.5%

Organic Sales Growth	2.0%	3.5%

	For the quarter ended March 31, 2025	For the quarter ended March 31, 2024	Change
Adjusted Diluted Earnings Per Share Reconciliation (Forecasted)
Diluted Earnings Per Share - Reported	$0.88	$0.93	-5.4%
ERP Project Costs	0.01	0.00
Hero Restricted Stock	0.01	0.03
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.90	$0.96	-6.3%

	For the year ended December 31, 2025	For the year ended December 31, 2024	Change
Adjusted Diluted Earnings Per Share Reconciliation (Forecasted)
Diluted Earnings Per Share - Reported	$ 3.63 to 3.67	$2.37	53% to 55%
ERP Project Costs	0.03	0.00
Tradename and other asset impairments	0.00	1.10
Tariff Ruling	0.00	(0.11)
Hero Restricted Stock	0.02	0.08
Diluted Earnings Per Share - Adjusted (non-GAAP)	$ 3.68 to 3.72	$3.44	7% to 8%